SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    Form 8-K



                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       THE SECURITIES EXCHANGE ACT OF 1934

                          Date of Report: June 23, 1999



                             BLACK HILLS CORPORATION

State of South Dakota                  File Number 1-7978  IRS Number 46-0111677



                                625 Ninth Street
                         Rapid City, South Dakota 57709



                  Registrant's telephone number (605) 348-1700



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Item 5.           Other Events

BLACK HILLS CORPORATION'S ELECTRIC UTILITY OPERATIONS AGREE TO RATE FREEZE

         Black Hills Corporation's electric utility operations, Black Hills Power and Light Company (Company) has agreed to extend its rate freeze for South Dakota retail customers until January 1, 2005, barring extraordinary circumstances. The Company froze electric rates in 1995 when the Company's new power plant, Neil Simpson Unit #2, was placed in service: the current rate freeze ends January 1, 2000. The extension of the rate freeze was approved by the South Dakota Public Utilities Commission on June 22, 1999.

         The rate freeze is subject to the following terms and conditions:

1. The Company will not file any additional applications with the Commission, which would result in an increase in revenues for the period between January 1, 2000 through December 31, 2004 ("Rate Freeze Period"); provided, however, that the Rate Freeze Period does not prevent the Company for filing for a rate increase subsequent to January 1, 2005, or from filing for a rate increase if the Company's cost of service is expected to increase as a result of an "Extraordinary Event" as defined below, nor is the Rate Freeze Period intended to prohibit the Company from filing a rate application that requests changes in rates for reasons other than to obtain a general rate increase.

         An Extraordinary Event is defined as the occurrence of one of the following:

(a) New federal, state or local governmental requirements or governmental charges, including, but not limited to, income taxes, taxes or charges imposed on energy, emissions, environmental externalities or reclamation obligations, imposed after January 1, 2000, upon the Company or its subsidiary, Wyodak Resources Development Corp. that project to cause the Company's cost of service to South Dakota customers to increase in an material amount. Increases in the cost of service of less than $2,000,000 will be presumed not to be material for the purposes of this paragraph.

(b) Forced outages, caused by an act of nature or criminal activity or resulting from fire or explosion from any cause, occurring to both the Wyodak Plant and Neil Simpson Unit #2 which are projected to continue simultaneously over a period exceeding 60 days.

(c) Forced outage occurring to either the Wyodak Plant or Neil Simpson Unit #2 which has continued for a period of three months and is projected to be nine months or more.

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(d)               The  Consumers  Price  Index,  All Urban,  as  compiled by the
                  United States Department of Labor increases to a monthly rate for six consecutive months which if continuing for the following six months would result in a 10 percent or more annual inflation rate.

(e) The loss of a South Dakota customer or revenue from an existing South Dakota customer that, if projected, would result in a loss of revenue to the Company of $2,000,000 or more during any 12-month period.

(f) The cost of coal to the Company's South Dakota customers increases and is projected to increase by more than $2,000,000 over the cost of the most recent calendar year.

(g) Electric deregulation as a result of either federal or state mandate which allows any customer of the Company to choose its provider of electricity at any time during the Rate Freeze Period.

2. The Company shall not include a fuel and purchased power adjustment tariff, nor make any application to reinstate a fuel and purchased power adjustment tariff to take effect prior to January 1, 2005, except if any Extraordinary Event occurs.

3. The Company shall continue to retain without adjustment to rates charged its South Dakota customers all revenues and benefits realized from the sale of wholesale capacity and energy.

4. The Company may effect a transfer and/or assignment of any right it has in any sale of wholesale capacity and energy without review of the consideration, subject to the Commission reviewing the reasonableness and prudency of such actions in any subsequent general rate proceeding which is initiated with the intent to raise or reduce rates.

5. The Company may enter into power purchase transactions or power resource transfers with its affiliated exempt wholesale generator, subject to the Commission's review for reasonableness and prudency in any subsequent general rate proceeding which is initiated with the intent to raise or reduce rates.

6. The Commission shall have the right in its discretion to adjust rates if there is any material reduction in federal, state, or local taxes occur which is projected to be material to the Company's cost of service for its South Dakota customers. Decreases in the cost of service of less than $1,000,000 are deemed to be not material for this purpose.

Item 7c.       Exhibits

Exhibit 99 Black Hills Corporations News Release announcing its agreement to a five-year rate freeze.

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               Pursuant to the  requirements of the Securities Exchange Act of
         1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         BLACK HILLS CORPORATION



                                         By /s/ Roxann R. Basham

                                         Roxann R. Basham, Vice President -
                                         Finance and Principal Financial Officer


         Dated June 23, 1999